EXHIBIT 99.1
Fastenal Company Reports 2020 Second Quarter Earnings
WINONA, Minn., July 14, 2020 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended June 30, 2020. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Share and per share information in this release, and in the financial statements attached to this release, has been adjusted to reflect the two-for-one stock split effective at the close of business on May 22, 2019. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2020	2019	Change	2020	2019	Change
Net sales	$2,876.0	2,677.7	7.4%	$1,509.0	1,368.4	10.3%
Business days	128	127		64	64
Daily sales	$22.5	21.1	6.6%	$23.6	21.4	10.3%
Gross profit	$1,308.4	1,265.9	3.4%	$671.6	641.2	4.7%
% of sales	45.5%	47.3%		44.5%	46.9%
Operating income	$587.3	536.4	9.5%	$316.0	275.0	14.9%
% of sales	20.4%	20.0%		20.9%	20.1%
Earnings before income taxes	$582.9	528.9	10.2%	$313.7	271.4	15.6%
% of sales	20.3%	19.8%		20.8%	19.8%
Net earnings	$441.5	398.7	10.7%	$238.9	204.6	16.7%
Diluted net earnings per share	$0.77	0.69	10.5%	$0.42	0.36	16.7%
Quarterly Results of Operations
Net sales increased $140.6, or 10.3%, in the second quarter of 2020 when compared to the second quarter of 2019. The second quarter of 2020 was heavily influenced by actions taken by governments and businesses around the world to address the COVID-19 pandemic, which influenced our efforts in several ways. First, we assisted the needs of governments, first responders, and critical infrastructure entities by supplying sharply increased demand for personal protective equipment ('PPE') products. This generated significant "surge"-type PPE orders in the second quarter of 2020 that did not exist in the second quarter of 2019. Second, we managed the effects of business closures and the reduction in general economic activity based on the response of governments and businesses to the pandemic, which resulted in lower sales in the second quarter of 2020 in our traditional branch and Onsite operations, and by extension their vending business. Taking these two variables together, surge sales of PPE more than offset the decline in our traditional business, producing the net sales increase in the second quarter of 2020. A lesser contributor to our sales growth in the second quarter of 2020 was higher product pricing as a result of increases implemented throughout 2019 and in the first six months of 2020 to either broadly mitigate the impacts of general and tariff-related inflation in the marketplace or to address product-specific changes in cost.
There was significant variation in our sales patterns through the second quarter of 2020. Sales of surge-type PPE were steady at high levels in April and May, before beginning to taper slightly in June. As we enter the third quarter of 2020, and as the chaos surrounding the pandemic and our pipeline of orders lessens, we expect surge-type orders to decline. This may be partly mitigated by businesses reopening, more supply becoming available, companies increasing just-in-case quantities on hand and/or additional pandemic-related developments; however, the magnitude and duration of this activity is difficult to project at this time. As described above, our traditional sales were down throughout the second quarter of 2020. Looking at trends within the second quarter of 2020, however, business activity appears to have bottomed in April before improving in May and again in June. This is best illustrated by our daily sales rate trend for fasteners, which is our most cyclical product category and which was unaffected by surge activity. In April 2020, fastener daily sales were down 22.5%. In May, the rate of decline moderated to down 15.3% and in June it moderated again to down 11.4%. However, the activity levels experienced in June remain below those that existed in the first quarter of 2020. Whether our traditional business continues to improve in the third quarter from June levels of activity, and at what pace, remains difficult to project.
Pandemic-related events also produced significant shifts in the mix of our business in the second quarter of 2020. From a product standpoint, fastener daily sales declined 16.4% in the second quarter of 2020 from the second quarter of 2019 and accounted for 26.0% of total sales; fasteners represented 32.9% and 34.5% of total sales in the first quarter of 2020 and the second quarter of

2019, respectively. Safety daily sales, including PPE, grew 116.3% in the second quarter of 2020 over the second quarter of 2019 and accounted for 34.0% of total sales; safety represented 19.8% and 17.5% of total sales in the first quarter of 2020 and the second quarter of 2019, respectively. Other products' daily sales declined 7.5% in the second quarter of 2020 from the second quarter of 2019 and accounted for 40.0% of total sales; other products represented 47.3% and 48.0% of total sales in the first quarter of 2020 and the second quarter of 2019, respectively. From an end market standpoint, our manufacturing and non-residential construction end markets were down 9.4% and 10.3% on a daily basis, respectively, when compared to the second quarter of 2019, while our government business was up 266.7% on a daily basis with sales to health care organizations, a subset we group with government, more than quadrupling.
Our gross profit, as a percentage of net sales, declined 240 basis points to 44.5% in the second quarter of 2020 from 46.9% in the second quarter of 2019. The most significant factor behind the decline in our gross profit percentage in the period was the impact of product mix as lower-margin safety sales rose sharply as a proportion of our total sales relative to higher-margin fastener sales. This dynamic was present throughout the second quarter of 2020, but was partly offset by favorable customer mix due to the relative weakness of our lower-margin Onsite business. A second source of pressure on our margin in the second quarter of 2020 was lower safety product margins which relates to the sources and logistics involved in securing PPE product outside of our more efficient traditional channels. This was a by-product of the conscious decision by the organization to prioritize speed of product availability over profit maximization so as to promote a faster social and economic recovery. A third factor contributing to the decline in our gross profit percentage in the second quarter of 2020 was organizational. In particular, we deleveraged certain fixed costs, such as manufacturing and our captive fleet, as well as period costs. Rebates were also a drag to gross margin in the period.
Our operating income, as a percentage of net sales, increased to 20.9% in the second quarter of 2020 from 20.1% in the second quarter of 2019. The 240 basis point decline in gross profit percentage experienced in the second quarter of 2020 was more than offset by operating and administrative expenses (including the (gain) loss on sales of property and equipment), which as a percentage of sales declined 320 basis points from the second quarter of 2019 to the second quarter of 2020. As a percentage of net sales, operating and administrative expenses improved to 23.6% in the second quarter of 2020 compared to 26.8% in the second quarter of 2019. The primary reason for this improvement was the ability to leverage employee, occupancy, and general corporate expenses in light of higher sales.
Employee-related expenses, which represent 65% to 70% of total operating and administrative expenses, decreased 3.9% in the second quarter of 2020 when compared to the second quarter of 2019. The decrease in employee-related expenses was primarily from a reduction in full-time equivalent ('FTE') headcount in the period, partially offset by an increase in employer profit sharing expense. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, decreased 0.9%. The major components of our occupancy expense - our distribution centers, branches, and vending device costs - all had individually very small changes that collectively produced the slight decline in occupancy expenses. All other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, decreased 0.4% in the second quarter of 2020. We experienced lower costs for selling-related transportation due to lower fuel prices and lower expenses due to minimal travel and generally tight cost control.
Our net interest expense was $2.4 in the second quarter of 2020 compared to $3.6 in the second quarter of 2019. Although we experienced a higher average debt level through the period, this was more than offset by lower average interest rates.
We recorded income tax expense of $74.8 in the second quarter of 2020, or 23.8% of earnings before income taxes. Income tax expense was $66.8 in the second quarter of 2019, or 24.6% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items, will be in the 24.5% to 25.0% range.
Our net earnings during the second quarter of 2020 were $238.9, an increase of 16.7% when compared to the second quarter of 2019. Our diluted net earnings per share were $0.42 during the second quarter of 2020 compared to $0.36 during the second quarter of 2019, an increase of 16.7%.
Growth Driver Performance
During the first six months of 2020, we signed 8,281 industrial vending devices, including 3,483 devices during the second quarter of 2020. On a business day basis, we signed 75 in the first quarter of 2020 and 54 in the second quarter of 2020, including 69 in June. Our installed device count on June 30, 2020 was 92,615, an increase of 7.9% over June 30, 2019. Daily sales through our vending devices declined at a low double-digit pace in the second quarter of 2020 over the second quarter of 2019. Our higher installed base was more than offset by significantly reduced device throughput owing to the decline in economic activity in the period. Device counts do not include slightly more than 15,000 vending devices deployed as part of our lease locker program.
During the first six months of 2020, we signed 125 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility). This included 85 signings in the first quarter of 2020 and 40 in the second quarter of 2020, including 20 in June. We had 1,212 active sites on June 30, 2020, which represented an increase of 18.1% from June 30, 2019. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, declined at a high single-digit rate in the second quarter of 2020 over the second quarter of 2019. New revenue from relatively new active locations was not sufficient to offset the impact of weak demand on more mature sites as well as temporary closures during the period of certain sites where customers suspended operations as a result of pandemic-driven policies.
In April 2020, we retracted our 2020 signing goals for vending devices and Onsites based on a marketplace that had begun to weaken sharply and a customer environment that had begun to divert its energies to near-term challenges over strategic planning. In the case of both vending devices and Onsites, signings bottomed in April and improved sequentially in May and again in June, though the final month's signings remained below our pre-pandemic level of expectations. We view the favorable long-term outlook for our growth drivers as unchanged relative to pre-pandemic levels. However, the timing of such normalization remains uncertain, and as a result we have not re-instituted guidance for vending and Onsite signings for 2020.
Daily sales to our national account customers (defined as customer accounts with a multi-site contract) grew 12.0% in the second quarter of 2020 over the second quarter of 2019. Revenues attributable to national account customers represented 55.1% of our total revenues in the period.
Balance Sheet and Cash Flow
We produced operating cash flow of $491.8 in the first six months of 2020, an increase of 47.7% from the first six months of 2019, representing 111.4% of the period's net earnings versus 83.5% in the first six months of 2019. A significant portion of the increase in our operating cash flow as a percentage of net earnings is a function of our having deferred $111.5 in federal and state income and payroll tax payments as allowed under the Coronavirus Aid, Relief, and Economic Security Act (the 'CARES' Act), which was signed into law in March 2020 to help businesses navigate COVID-19 related challenges. The deferred federal and state income tax payments, which constitute $103.9 of the deferred value, will be made in the third quarter of 2020, while the deferred payroll taxes will be made in the third quarter of 2021. The remainder of the increase is principally from higher net income. Our investment in property and equipment, net of proceeds from sales, was $84.9 in the first six months of 2020 compared to $119.6 in the first six months of 2019. This decrease was primarily a result of lower spending to develop or expand certain of our distribution center assets and efforts to limit capital spending in light of a still uncertain business climate. Our expectations for net capital spending for 2020 are unchanged in a range of $155.0 to $180.0, down from $239.8 in 2019.
We returned $143.2 in dividends to our shareholders in the second quarter of 2020, compared to $123.1 in dividends in the second quarter of 2019. We did not repurchase any of our common stock in either period.
Total debt on our balance sheet was $405.0 at the end of the second quarter of 2020, or 12.7% of total capital (the sum of stockholders' equity and total debt). This compares to $500.0, or 16.6% of total capital, at the end of the second quarter of 2019.
Accounts receivable were $881.5 at the end of the second quarter of 2020, an increase of $61.7 or 7.5%, over the second quarter of 2019. This increase largely reflects our growth in sales. Inventory was $1,401.5 at the end of the second quarter of 2020, an increase of $55.8 or 4.1%, over the second quarter of 2019. We increased our inventory of PPE products in anticipation of greater need as the economy re-opened as well as to support the increase in our number of installed vending devices and active Onsite locations. We also did not experience the inventory burn we might normally expect to see during periods of economic weakness due to the large volume of customers that were either closed or operating at very low levels of utilization for a part of the second quarter of 2020. This was particularly evident in our fastener products. Accounts payable were $194.1 at the end of the second quarter of 2020, a decrease of $9.7, or 4.8% over the second quarter of 2019. This largely reflects the effect of lower customer demand on our purchasing activity, as a significant proportion of the PPE surge volumes in the period that drove our sales increase required immediate payment, and so did not produce trade payables on our balance sheet.

Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q2 2020	Q1 2020	Q1 2020	Q4 2019	Q4 2019	Q2 2019	Q2 2019
In-market locations - absolute employee headcount	12,982	14,001	-7.3%	13,977	-7.1%	14,372	-9.7%
In-market locations - FTE employee headcount	11,310	12,334	-8.3%	12,236	-7.6%	12,903	-12.3%
Total absolute employee headcount	20,667	22,131	-6.6%	21,948	-5.8%	22,232	-7.0%
Total FTE employee headcount	17,814	19,235	-7.4%	18,968	-6.1%	19,660	-9.4%

Number of public branch locations	2,060	2,091	-1.5%	2,114	-2.6%	2,165	-4.8%
Number of active Onsite locations	1,212	1,179	2.8%	1,114	8.8%	1,026	18.1%
Number of in-market locations	3,272	3,270	0.1%	3,228	1.4%	3,191	2.5%
Industrial vending devices (installed device count) (1)	92,615	92,124	0.5%	89,937	3.0%	85,871	7.9%
Ratio of industrial vending devices to in-market locations	28:1	28:1		28:1		27:1
(1) This number primarily represents devices which principally dispense product and produce product revenues, and excludes slightly more than 15,000 devices that are part of our locker lease program where the devices are principally used for the check-in/check-out of equipment.
During the last twelve months, we reduced our absolute employee headcount by 1,390 people in our in-market locations and 1,565 people in total. The reduction in our absolute employee headcount in our in-market and distribution center locations reflects efforts to control expenses in response to weaker demand that has resulted from actions on the part of local governments and our core manufacturing and construction customers to address COVID-19 related risks. The decrease in our total absolute employee count is mostly from personnel reductions in our in-market locations, distribution centers, and manufacturing operations, and was only partly offset by additions in non-branch selling and support roles. The latter reflects the addition of certain employees from our acquisition of Apex as well as roles to support customer acquisition and implementation, particularly as it relates to our growth drivers and to support general corporate functions. The relatively greater declines we experienced in our FTE headcount versus our absolute employee headcount reflects the sharp curtailment of hours worked by part-time employees, which declined 23.2% in the second quarter of 2020 versus the second quarter of 2019, relative to our headcount reductions of part-time (down 14.5%) and full-time (down 3.8%) employees.
We opened four branches in the second quarter of 2020 and closed 35 branches, net of conversions. We activated 55 Onsite locations in the second quarter of 2020 and closed 22, net of conversions. The number of closings reflects both normal churn in our business, whether due to exiting customer relationships, the shutting or relocation of a customer facility, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.
CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.

FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, and future operating results and business activity in light of the COVID-19 pandemic. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	June 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$201.5	174.9
Trade accounts receivable, net of allowance for doubtful accounts of $11.8 and $10.9, respectively	881.5	741.8
Inventories	1,401.5	1,366.4
Prepaid income taxes	—	16.7
Other current assets	121.8	157.4
Total current assets	2,606.3	2,457.2

Property and equipment, net	1,029.7	1,023.2
Operating lease right-of-use assets	252.8	243.2
Other assets	196.4	76.3

Total assets	$4,085.2	3,799.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$—	3.0
Accounts payable	194.1	192.8
Accrued expenses	238.2	251.5
Current portion of operating lease liabilities	96.7	97.4
Income taxes payable	102.3	—
Total current liabilities	631.3	544.7

Long-term debt	405.0	342.0
Operating lease liabilities	158.0	148.2
Deferred income taxes	100.3	99.4
Other long-term liabilities	7.6	—

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 573,570,647 and 574,128,911 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	44.4	67.2
Retained earnings	2,788.6	2,633.9
Accumulated other comprehensive loss	(52.9)	(38.4)
Total stockholders' equity	2,783.0	2,665.6

Total liabilities and stockholders' equity	$4,085.2	3,799.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2020	2019	2020	2019
Net sales	$2,876.0	2,677.7	$1,509.0	1,368.4

Cost of sales	1,567.6	1,411.8	837.4	727.2
Gross profit	1,308.4	1,265.9	671.6	641.2

Operating and administrative expenses	721.2	730.3	355.3	366.7
(Gain) loss on sale of property and equipment	(0.1)	(0.8)	0.3	(0.5)
Operating income	587.3	536.4	316.0	275.0

Interest income	0.2	0.2	0.1	0.1
Interest expense	(4.6)	(7.7)	(2.4)	(3.7)

Earnings before income taxes	582.9	528.9	313.7	271.4

Income tax expense	141.4	130.2	74.8	66.8

Net earnings	$441.5	398.7	$238.9	204.6

Basic net earnings per share	$0.77	0.70	$0.42	0.36

Diluted net earnings per share	$0.77	0.69	$0.42	0.36

Basic weighted average shares outstanding	573.6	572.7	573.2	573.2

Diluted weighted average shares outstanding	575.1	573.8	575.0	574.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Six Months Ended June 30,
	2020	2019

Cash flows from operating activities:
Net earnings	$441.5	398.7
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	75.6	71.5
Gain on sale of property and equipment	(0.1)	(0.8)
Bad debt expense	4.0	3.1
Deferred income taxes	0.9	2.3
Stock-based compensation	2.9	2.9
Amortization of intangible assets	3.7	2.0
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(147.2)	(106.4)
Inventories	(40.8)	(64.3)
Other current assets	35.6	23.2
Accounts payable	1.3	10.2
Accrued expenses	(13.3)	(14.8)
Income taxes	119.0	5.0
Other	8.7	0.4
Net cash provided by operating activities	491.8	333.0

Cash flows from investing activities:
Purchases of property and equipment	(90.0)	(123.1)
Proceeds from sale of property and equipment	5.1	3.5
Cash paid for acquisition	(125.0)	—
Other	1.2	—
Net cash used in investing activities	(208.7)	(119.6)

Cash flows from financing activities:
Proceeds from debt obligations	870.0	525.0
Payments against debt obligations	(810.0)	(525.0)
Proceeds from exercise of stock options	26.3	40.1
Purchases of common stock	(52.0)	—
Payments of dividends	(286.8)	(246.1)
Net cash used in financing activities	(252.5)	(206.0)

Effect of exchange rate changes on cash and cash equivalents	(4.0)	0.4

Net increase in cash and cash equivalents	26.6	7.8

Cash and cash equivalents at beginning of period	174.9	167.2
Cash and cash equivalents at end of period	$201.5	175.0

Supplemental information:
Cash paid for interest	$4.1	7.8
Net cash paid for income taxes	$21.3	122.3
Leased assets obtained in exchange for new operating lease liabilities	$33.7	57.4

CONTACT:	Ellen Stolts
Assistant Controller – Reporting and Reconciliation
507-313-7282